MANAGEMENT’S ASSERTION REGARDING COMPLIANCE WITH RULE 17f-2 UNDER THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab Balanced Fund, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Target 2045 Fund, Schwab Target 2050 Fund, Schwab Target 2055 Fund, Schwab Target 2060 Fund, Schwab Target 2065 Fund, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Monthly Income Fund – Target Payout, Schwab Monthly Income Fund – Flexible Payout, Schwab Monthly Income Fund – Income Payout, Schwab Target 2010 Index Fund, Schwab Target 2015 Index Fund, Schwab Target 2020 Index Fund, Schwab Target 2025 Index Fund, Schwab Target 2030 Index Fund, Schwab Target 2035 Index Fund, Schwab Target 2040 Index Fund, Schwab Target 2045 Index Fund, Schwab Target 2050 Index Fund, and Schwab Target 2055 Index Fund (thirty of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 6, 2025, and from April 8, 2025 through August 6, 2025.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 6, 2025, and from April 8, 2025 through August 6, 2025, with respect to securities reflected in the investment accounts of the Funds.

Schwab Capital Trust

/s/ Omar Aguilar
Omar Aguilar
President and Chief Executive Officer

/s/ Dana Smith
Dana Smith
Treasurer and Chief Financial Officer

October 20, 2025

INDEPENDENT ACCOUNTANT’S REPORT

To the Board of Trustees of Schwab Capital Trust

We have examined management’s assertion, included in the accompanying Management’s Assertion Regarding Compliance with Rule 17f-2 under the Investment Company Act of 1940, that Schwab Balanced Fund, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Target 2045 Fund, Schwab Target 2050 Fund, Schwab Target 2055 Fund, Schwab Target 2060 Fund, Schwab Target 2065 Fund, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Monthly Income Fund – Target Payout, Schwab Monthly Income Fund – Flexible Payout, Schwab Monthly Income Fund – Income Payout, Schwab Target 2010 Index Fund, Schwab Target 2015 Index Fund, Schwab Target 2020 Index Fund, Schwab Target 2025 Index Fund, Schwab Target 2030 Index Fund, Schwab Target 2035 Index Fund, Schwab Target 2040 Index Fund, Schwab Target 2045 Index Fund, Schwab Target 2050 Index Fund, and Schwab Target 2055 Index Fund (thirty of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”), complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the “specified requirements”) as of August 6, 2025. The Funds’ management is responsible for its assertion. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance with the specified requirements based on our examinations.

Our examinations were conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examinations to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated, in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

Included among our procedures were the following tests performed as of August 6, 2025, the examination date we selected without prior notice to management, and with respect to agreement of security purchases and sales, for the period from April 8, 2025 (the date of our last examinations) through August 6, 2025.

1.	Confirmation of Charles Schwab & Co, Inc.’s (“CS&Co.”) omnibus account for the underlying mutual fund investments at August 6, 2025 with the underlying mutual funds’ transfer agents.

2.

Reconciliation of the omnibus account for the underlying mutual fund investments per the books and records of CS&Co. to the omnibus accounts for the underlying mutual fund investments per the books and records of their transfer agents, at August 6, 2025, in all material respects.

3.	Agreement of the Funds’ underlying mutual fund investments at August 6, 2025 as recorded on the books and records of the Funds to the shareholder books and records of CS&Co.

4.

Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from April 8, 2025 through August 6, 2025 from the books and records of the Funds to the books and records of CS&Co.

Our examinations do not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 6, 2025, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management, the Board of Trustees of Schwab Capital Trust and the U.S. Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP

Denver, Colorado

October 20, 2025

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20699	AK	60032864	AZ	15575	AR	60008426	CA	ORG 80216	CO	IC 1993 06 160
CT	214158	DE	4552	DC	60009345	FL	—	GA	SC-MF-019938	HI	—
ID	47175	IL	60005106	IN	FCS-P-003245	IA	I-36814	KS	1997S0000158	KY	60013915
LA	160395	ME	203312	MD	SM19961316	MA	—	MI	928263	MN	R-36652.1
MS	60025053	MO	1993-00496	MT	35532	NE	31682	NV	—	NH	MF96-0027905
NJ	MF-4470	NM	15571	NY	S27-59-46	NC	3181	ND	R487	OH	BE1216674
OK	SE-2188615	OR	1996-726	PA	1993-05-025MF	RI	—	SC	MF10155	SD	8359
TN	RN2023B-2802	TX	C 51014	UT	006-9891-16	VT	08/06/96-22	VA	116961	WA	60016323
WV	30440	WI	319301	WY	18237	PUERTO RICO			S-17284
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Balanced Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20707	AK	60039730	AZ	20205	AR	60008428	CA	ORG 80216	CO	IC 1993 06 160
CT	214160	DE	339	DC	60009385	FL	—	GA	SC-MF-019938	HI	—
ID	49355	IL	60005106	IN	FCS-P-003245	IA	I-41482	KS	1998S0001357	KY	60005040
LA	162921	ME	213755	MD	SM19981147	MA	—	MI	924329	MN	R-36652.1
MS	60030817	MO	1993-00496	MT	39119	NE	35612	NV	—	NH	MF98-0033613
NJ	MF-4485	NM	4944	NY	S30-55-49	NC	3181	ND	V578	OH	BE1317751
OK	SE-2181916	OR	2006-1136	PA	1993-05-025MF	RI	—	SC	MF11533	SD	15702
TN	RN2023B-2802	TX	C 56104	UT	004-8656-45	VT	05/07/98-01	VA	116961	WA	60020838
WV	32088	WI	349089	WY	18237	PUERTO RICO			S-19466
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack All Equity Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20703	AK	60036878	AZ	13076	AR	60008422	CA	ORG 80216	CO	IC 1993 06 160
CT	214153	DE	3149	DC	60009290	FL	—	GA	SC-MF-019938	HI	—
ID	45975	IL	60005106	IN	FCS-P-003245	IA	I-34553	KS	1996S0000067	KY	60005040
LA	162921	ME	202648	MD	SM19950826	MA	95-0438	MI	928265	MN	R-36652.1
MS	60022539	MO	1993-00496	MT	33571	NE	29687	NV	—	NH	MF95-0015276
NJ	MF-4485	NM	11440	NY	S27-32-26	NC	3181	ND	N129	OH	BE1317751
OK	SE-2181913	OR	1995-665	PA	1993-05-025MF	RI	—	SC	MF9250	SD	6517
TN	RN2023B-2802	TX	C 48139	UT	004-8656-45	VT	07/24/95-14	VA	116961	WA	60014080
WV	30435	WI	303932	WY	18237	PUERTO RICO			S-16021
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Balanced Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20704	AK	60036879	AZ	13077	AR	60008421	CA	ORG 80216	CO	IC 1993 06 160
CT	214151	DE	3150	DC	60009291	FL	—	GA	SC-MF-019938	HI	—
ID	45978	IL	60005106	IN	FCS-P-003245	IA	I-34554	KS	1996S0000069	KY	60005040
LA	162921	ME	202647	MD	SM19950827	MA	95-0423	MI	928266	MN	R-36652.1
MS	60022517	MO	1993-00496	MT	33573	NE	29680	NV	—	NH	MF95-0013906
NJ	MF-4485	NM	15784	NY	S27-32-28	NC	3181	ND	N130	OH	BE1317751
OK	SE-2181914	OR	2006-1134	PA	1993-05-025MF	RI	—	SC	MF9261	SD	6516
TN	RN2023B-2802	TX	C 48129	UT	004-8656-45	VT	07/24/95-13	VA	116961	WA	60014088
WV	30436	WI	303935	WY	18237	PUERTO RICO			S-16019
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Conservative Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	20705	AK	60034922	AZ	13078	AR	60008420	CA	ORG 80216	CO	IC 1993 06 160
CT	214152	DE	3151	DC	60009292	FL	—	GA	SC-MF-019938	HI	—
ID	45976	IL	60005106	IN	FCS-P-003245	IA	I-34555	KS	1996S0000068	KY	60005040
LA	162921	ME	202646	MD	SM19950820	MA	95-0424	MI	928267	MN	R-36652.1
MS	60022514	MO	1993-00496	MT	33572	NE	29681	NV	—	NH	MF95-0036453
NJ	MF-4485	NM	15782	NY	S31-76-61	NC	3181	ND	N131	OH	BE1317751
OK	SE-2181915	OR	2006-1135	PA	1993-05-025MF	RI	—	SC	MF9260	SD	6518
TN	RN2023B-2802	TX	C 48130	UT	004-8656-45	VT	07/24/95-15	VA	116961	WA	60014083
WV	30437	WI	303933	WY	18237	PUERTO RICO			S-16002
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab MarketTrack Growth Portfolio (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37634	AK	60060625	AZ	50238	AR	60020972	CA	ORG 80216	CO	IC 1993 06 160
CT	1049549	DE	49847	DC	60032616	FL	—	GA	SC-MF-019938	HI	—
ID	62434	IL	60005106	IN	FCS-P-003245	IA	I-68834	KS	2008S0001159	KY	60016807
LA	158953	ME	10018621	MD	SM20080708	MA	—	MI	953631	MN	R-36652.1
MS	60047312	MO	2008-00685	MT	62749	NE	71710	NV	—	NH	MF08-0045427
NJ	MF-6047	NM	28636	NY	S32-18-45	NC	3181	ND	BA571	OH	BE1214608
OK	SE-2193604	OR	2008-491	PA	1993-05-025MF	RI	—	SC	MF17472	SD	42546
TN	RN2024B-0504	TX	C 86588	UT	007-0664-79	VT	03/18/08-37	VA	116961	WA	60048037
WV	62022	WI	530030	WY	18237	PUERTO RICO			S-34947-1
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Flexible Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37633	AK	60060624	AZ	50239	AR	60020971	CA	ORG 80216	CO	IC 1993 06 160
CT	1049550	DE	49848	DC	60032639	FL	—	GA	SC-MF-019938	HI	—
ID	62435	IL	60005106	IN	FCS-P-003245	IA	I-68833	KS	2008S0001160	KY	60016807
LA	158953	ME	10018620	MD	SM20080707	MA	—	MI	953628	MN	R-36652.1
MS	60047439	MO	2008-00686	MT	62750	NE	71711	NV	—	NH	MF08-0032525
NJ	MF-6047	NM	28635	NY	S32-18-46	NC	3181	ND	BA572	OH	BE1214608
OK	SE-2193605	OR	2008-488	PA	1993-05-025MF	RI	—	SC	MF17473	SD	42545
TN	RN2024B-0504	TX	C 86589	UT	007-0664-79	VT	03/18/08-39	VA	116961	WA	60048039
WV	62023	WI	530031	WY	18237	PUERTO RICO			S-34947
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Income Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37635	AK	60060626	AZ	50240	AR	60020973	CA	ORG 80216	CO	IC 1993 06 160
CT	1049547	DE	49846	DC	60032624	FL	—	GA	SC-MF 019938	HI	—
ID	62436	IL	60005106	IN	FCS-P-003245	IA	I-68835	KS	2008S0001161	KY	60016807
LA	158953	ME	10018622	MD	SM20080709	MA	—	MI	953630	MN	R-36652.1
MS	60047311	MO	2008-00684	MT	62751	NE	71712	NV	—	NH	MF08-0034430
NJ	MF-6047	NM	28637	NY	S32-18-44	NC	3181	ND	BA573	OH	BE1214608
OK	SE-2193603	OR	2008-492	PA	1993-05-025MF	RI	—	SC	MF17471	SD	42547
TN	RN2024B-0504	TX	C 86590	UT	007-0664-79	VT	03/18/08-38	VA	116961	WA	60048038
WV	62021	WI	530004	WY	18237	PUERTO RICO			S-34947-2
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Monthly Income Fund – Target Payout (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53488	AK	60084867	AZ	81055	AR	60036855	CA	ORG 80216	CO	IC 1993 06 160
CT	1094297	DE		DC	60062011	FL		GA	SC-MF-019938	HI
ID	78442	IL	60005106	IN	FCS-P-003245	IA	I-97507	KS	2017S0000290	KY	60370413
LA	170653	ME	10051867	MD	SM20162197	MA		MI	982511	MN	R-36652.1
MS	60075972	MO	R2016-1,761	MT	101126	NE	107936	NV		NH	MF16-0084612
NJ	BEM-7141	NM	57311	NY	S33-93-49	NC	3181	ND	CG503	OH	BE1640797
OK	SE-2228776	OR	2016-1847	PA	1993-05-025MF	RI		SC	MF22010	SD	70647
TN	RN2024B-1233	TX	C 116522	UT	007-4102-90	VT	8/23/16-14	VA	116961	WA	60076708
WV	93870	WI	777245	WY	18237	PUERTO RICO			52393-1
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2010 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53494	AK	60084873	AZ	81057	AR	60036861	CA	ORG 80216	CO	IC 1993 06 160
CT	1094296	DE		DC	60062019	FL		GA	SC-MF-019938	HI
ID	78448	IL	60005106	IN	FCS-P-003245	IA	I-97515	KS	20170000296	KY	60370413
LA	170653	ME	10051875	MD	SM20162205	MA		MI	982519	MN	R-36652.1
MS	60075980	MO	R2016-1,766	MT	101128	NE	107944	NV		NH	MF16-0084620
NJ	BEM-7141	NM	57319	NY	S33-93-55	NC	3181	ND	CG505	OH	BE1640797
OK	SE-2228784	OR	2016-1853	PA	1993-05-025MF	RI		SC	MF22011	SD	70645
TN	RN2024B-1233	TX	C 116524	UT	007-4102-90	VT	8/23/16-22	VA	116961	WA	60076716
WV	93879	WI	777253	WY	18237	PUERTO RICO			52391-1
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2015 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53400	AK	60084869	AZ	81070	AR	60036857	CA	ORG 80216	CO	IC 1993 06 160
CT	1094299	DE		DC	60062004	FL		GA	SC-MF-019938	HI
ID	78444	IL	60005106	IN	FCS-P-003245	IA	I-97523	KS	2017S0000292	KY	60370413
LA	170653	ME	10051860	MD	SM20162190	MA		MI	982504	MN	R-36652.1
MS	60075965	MO	R2016-1,763	MT	101130	NE	107930	NV		NH	MF16-0084605
NJ	BEM-7141	NM	57304	NY	S33-93-51	NC	3181	ND	CG507	OH	BE1640797
OK	SE-2228769	OR	2016-1849	PA	1993-05	RI		SC	MF22008	SD	70651
TN	RN2024B-1233	TX	C 116526	UT	007-4102-90	VT	8/23/16-07	VA	116961	WA	60076701
WV	93343	WI	777238	WY	18237	PUERTO RICO			52395
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2020 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53486	AK	60084865	AZ	81068	AR	60036853	CA	ORG 80216	CO	IC 1993 06 160
CT	1094301	DE		DC	60062007	FL		GA	SC-MF-019938	HI
ID	78440	IL	60005106	IN	FCS-P-003245	IA	I-97526	KS	2017S0000288	KY	60370413
LA	170653	ME	10051863	MD	SM20162193	MA		MI	982507	MN	R-36652.1
MS	60075968	MO	R2016-1,759	MT	101132	NE	107932	NV		NH	MF16-0084608
NJ	BEM-7141	NM	57307	NY	S33-93-47	NC	3181	ND	CG509	OH	BE1640797
OK	SE-2228772	OR	2016-1845	PA	1993-05	RI		SC	MF22013	SD	70650
TN	RN2024B-1233	TX	C 116528	UT	007-4102-90	VT	8/23/16-10	VA	116961	WA	60076704
WV	93346	WI	777241	WY	18237	PUERTO RICO			52397
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2025 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53402	AK	60084871	AZ	81073	AR	60036859	CA	ORG 80216	CO	IC 1993 06 160
CT	1094302	DE		DC	60062009	FL		GA	SC-MF-019938	HI
ID	78446	IL	60005106	IN	FCS-P-003245	IA	I-97528	KS	2017S0000294	KY	60370413
LA	170653	ME	10051865	MD	SM20162195	MA		MI	982509	MN	R-36652.1
MS	60075970	MO	R2016-1,765	MT	101134	NE	107934	NV		NH	MF16-0084610
NJ	BEM-7141	NM	57309	NY	S33-93-53	NC	3181	ND	CG511	OH	BE1640797
OK	SE-2228774	OR	2016-1851	PA	1993-05	RI		SC	MF22007	SD	70653
TN	RN2024B-1233	TX	C 116530	UT	007-4102-90	VT	8/23/16-12	VA	116961	WA	60076706
WV	93789	WI	777243	WY	18237	PUERTO RICO			52399
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2030 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53487	AK	60084866	AZ	81071	AR	60036854	CA	ORG 80216	CO	IC 1993 06 160
CT	1094300	DE		DC	60062000	FL		GA	SC-MF-019938	HI
ID	78441	IL	60005106	IN	FCS-P-003245	IA	I-97519	KS	2017S0000289	KY	60370413
LA	170653	ME	10051856	MD	SM20162186	MA		MI	982500	MN	R-36652.1
MS	60075961	MO	R2016-1,760	MT	101136	NE	107925	NV		NH	MF16-0084601
NJ	BEM-7141	NM	57300	NY	S33-93-48	NC	3181	ND	CG513	OH	BE1640797
OK	SE-2228765	OR	2016-1846	PA	1993-05	RI		SC	MF22012	SD	70655
TN	RN2024B-1233	TX	C 116532	UT	007-4102-90	VT	8/23/16-03	VA	116961	WA	60076697
WV	93339	WI	777234	WY	18237	PUERTO RICO			52392
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2035 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53489	AK	60084868	AZ	81076	AR	60036856	CA	ORG 80216	CO	IC 1993 06 160
CT	1094303	DE		DC	60062003	FL		GA	SC-MF-019938	HI
ID	78443	IL	60005106	IN	FCS-P-003245	IA	I-97522	KS	2017S0000291	KY	60370413
LA	170653	ME	10051859	MD	SM20162189	MA		MI	982503	MN	R-36652.1
MS	60075964	MO	R2016-1,762	MT	101138	NE	107928	NV		NH	MF16-0084604
NJ	BEM-7141	NM	57303	NY	S33-93-50	NC	3181	ND	CG515	OH	BE1640797
OK	SE-2228768	OR	2016-1848	PA	1993-05	RI		SC	MF22015	SD	70657
TN	RN2024B-1233	TX	C 116534	UT	007-4102-90	VT	8/23/16-06	VA	116961	WA	60076700
WV	93342	WI	777237	WY	18237	PUERTO RICO			52394
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2040 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53491	AK	60084870	AZ	81062	AR	60036858	CA	ORG 80216	CO	IC 1993 06 160
CT	1094312	DE		DC	60062008	FL		GA	SC-MF-019938	HI
ID	78445	IL	60005106	IN	FCS-P-003245	IA	I-97527	KS	2017S0000293	KY	60370413
LA	170653	ME	10051864	MD	SM20162194	MA		MI	982508	MN	R-36652.1
MS	60075969	MO	R2016-1,764	MT	101140	NE	107933	NV		NH	MF16-0084609
NJ	BEM-7141	NM	57308	NY	S33-93-50	NC	3181	ND	CG517	OH	BE1640797
OK	SE-2228773	OR	2016-1850	PA	1993-05	RI		SC	MF22018	SD	70659
TN	RN2024B-1233	TX	C 116536	UT	007-4102-90	VT	8/23/16-11	VA	116961	WA	60076705
WV	93788	WI	777242	WY	18237	PUERTO RICO			52398
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2045 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53493	AK	60084872	AZ	81064	AR	60036860	CA	ORG 80216	CO	IC 1993 06 160
CT	1094313	DE		DC	60062012	FL		GA	SC-MF-019938	HI
ID	78447	IL	60005106	IN	FCS-P-003245	IA	I-97508	KS	2017S0000295	KY	60370413
LA	170653	ME	10051868	MD	SM20162198	MA		MI	982512	MN	R-36652.1
MS	60075973	MO	R2016-1,766	MT	101142	NE	107937	NV		NH	MF16-0084613
NJ	BEM-7141	NM	57312	NY	S33-93-54	NC	3181	ND	CG519	OH	BE1640797
OK	SE-2228777	OR	2016-1852	PA	1993-05	RI		SC	MF22017	SD	70662
TN	RN2024B-1233	TX	C 116516	UT	007-4102-90	VT	8/23/16-15	VA	116961	WA	60076709
WV	93872	WI	777246	WY	18237	PUERTO RICO			52400
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2050 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53496	AK	60084875	AZ	81058	AR	60036863	CA	ORG 80216	CO	IC 1993 06 160
CT	1094314	DE		DC	60062016	FL		GA	SC-MF-019938	HI
ID	78450	IL	60005106	IN	FCS-P-003245	IA	I-97512	KS	2017S0000298	KY	60370413
LA	170653	ME	10051872	MD	SM20162202	MA		MI	982516	MN	R-36652.1
MS	60075977	MO	R2016-1,769	MT	101144	NE	107941	NV		NH	MF16-0084617
NJ	BEM-7141	NM	57316	NY	S33-93-57	NC	3181	ND	CG521	OH	BE1640797
OK	SE-2228781	OR	2016-1855	PA	1993-05	RI		SC	MF22016	SD	70665
TN	RN2024B-1233	TX	C 116518	UT	007-4102-90	VT	8/23/16-19	VA	116961	WA	60076713
WV	93876	WI	777250	WY	18237	PUERTO RICO			52401
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2055 Index Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	33587	AK	60055518	AZ	41142	AR	60017059	CA	ORG 80216	CO	IC 1993 06 160
CT	1032982	DE	45693	DC	60023971	FL	—	GA	SC-MF-019938	HI	—
ID	58395	IL	60005106	IN	FCS-P-003245	IA	I-60269	KS	2005S0001033	KY	60012844
LA	158954	ME	10008609	MD	SM20051289	MA	—	MI	945073	MN	R-36652.1
MS	60038621	MO	1993-00496	MT	54741	NE	63524	NV	—	NH	MF05-0013362
NJ	MF-4486	NM	20223	NY	S31-22-19	NC	3181	ND	AR186	OH	BE1317858
OK	SE-2193130	OR	2005-804	PA	1993-05-025MF	RI	—	SC	MF15893	SD	34179
TN	RN2023B-2802	TX	C 77193	UT	006-9580-98	VT	06/29/05-31	VA	116961	WA	60039055
WV	52719	WI	495560	WY	18237	PUERTO RICO			S-29570
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2010 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37500	AK	60060363	AZ	49877	AR	60020841	CA	ORG 80216	CO	IC 1993 06 160
CT	1049037	DE	49710	DC	60032274	FL	—	GA	SC-MF-019938	HI	—
ID	62283	IL	60005106	IN	FCS-P-003245	IA	I-68576	KS	2008S0001023	KY	60012844
LA	158954	ME	10018268	MD	SM20080407	MA	—	MI	953374	MN	R-36652.1
MS	60046962	MO	2008-00362	MT	62464	NE	71488	NV	—	NH	MF08-0027443
NJ	MF-4486	NM	28312	NY	S32-17-80	NC	3181	ND	BC128	OH	BE1317858
OK	SE-2193137	OR	2008-523	PA	1993-05-025MF	RI	—	SC	MF17424	SD	42410
TN	RN2023B-2802	TX	C 86366	UT	006-9580-98	VT	02/20/08-17	VA	116961	WA	60047752
WV	61675	WI	529364	WY	18237	PUERTO RICO			S-34704
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2015 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	33588	AK	60055519	AZ	41143	AR	60017060	CA	ORG 80216	CO	IC 1993 06 160
CT	1032981	DE	45694	DC	60023972	FL	—	GA	SC-MF-019938	HI	—
ID	58396	IL	60005106	IN	FCS-P-003245	IA	I-60270	KS	2005S0001034	KY	60012844
LA	158954	ME	10008610	MD	SM20051288	MA	—	MI	945074	MN	R-36652.1
MS	60038622	MO	1993-00496	MT	54742	NE	63525	NV	—	NH	MF05-0040163
NJ	MF-4486	NM	20222	NY	S31-22-18	NC	3181	ND	AR187	OH	BE1317858
OK	SE-2193131	OR	2005-805	PA	1993-05-025MF	RI	—	SC	MF15892	SD	34177
TN	RN2023B-2802	TX	C 77194	UT	006-9580-98	VT	06/29/05-32	VA	116961	WA	60039056
WV	52720	WI	495561	WY	18237	PUERTO RICO			S-29571
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2020 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37499	AK	60060362	AZ	49878	AR	60020839	CA	ORG 80216	CO	IC 1993 06 160
CT	1049036	DE	49711	DC	60032277	FL	—	GA	SC-MF-019938	HI	—
ID	62284	IL	60005106	IN	FCS-P-003245	IA	I-68577	KS	2008S0001024	KY	60012844
LA	158954	ME	10018269	MD	SM20080408	MA	—	MI	953373	MN	R-36652.1
MS	60046961	MO	2008-00361	MT	62465	NE	71489	NV	—	NH	MF08-0049357
NJ	MF-4486	NM	28311	NY	S32-17-79	NC	3181	ND	BC129	OH	BE1317858
OK	SE-2193138	OR	2008-521	PA	1993-05-025MF	RI	—	SC	MF17425	SD	42411
TN	RN2023B-2802	TX	C 86367	UT	006-9580-98	VT	02/20/08-18	VA	116961	WA	60047751
WV	61674	WI	529363	WY	18237	PUERTO RICO			S-34703
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2025 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	33590	AK	60055521	AZ	41144	AR	60017062	CA	ORG 80216	CO	IC 1993 06 160
CT	1032980	DE	45695	DC	60023974	FL	—	GA	SC-MF-019938	HI	—
ID	58398	IL	60005106	IN	FCS-P-003245	IA	I-60272	KS	2005S0001036	KY	60012844
LA	158954	ME	10008612	MD	SM20051290	MA	—	MI	945076	MN	R-36652.1
MS	60038624	MO	1993-00496	MT	54744	NE	63527	NV	—	NH	MF05-0025610
NJ	MF-4486	NM	20221	NY	S31-22-16	NC	3181	ND	AR188	OH	BE1317858
OK	SE-2193132	OR	2005-807	PA	1993-05-025MF	RI	—	SC	MF15891	SD	34176
TN	RN2023B-2802	TX	C 77195	UT	006-9580-98	VT	06/29/05-33	VA	116961	WA	60039058
WV	52721	WI	495563	WY	18237	PUERTO RICO			S-29572
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2030 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	37498	AK	60060361	AZ	49879	AR	60020840	CA	ORG 80216	CO	IC 1993 06 160
CT	1049035	DE	49709	DC	60032278	FL	—	GA	SC-MF-019938	HI	—
ID	62285	IL	60005106	IN	FCS-P-003245	IA	I-68578	KS	2008S0001025	KY	60012844
LA	158954	ME	10018270	MD	SM20080409	MA	—	MI	953372	MN	R-36652.1
MS	60046960	MO	2008-00363	MT	62466	NE	71490	NV	—	NH	MF08-0033600
NJ	MF-4486	NM	28310	NY	S32-17-78	NC	3181	ND	BC130	OH	BE1317858
OK	SE-2193139	OR	2008-522	PA	1993-05-025MF	RI	—	SC	MF17423	SD	42412
TN	RN2023B-2802	TX	C 86368	UT	006-9580-98	VT	02/20/08-19	VA	116961	WA	60047750
WV	61673	WI	529362	WY	18237	PUERTO RICO			S-34702
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2035 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	33589	AK	60055520	AZ	41145	AR	60017061	CA	ORG 80216	CO	IC 1993 06 160
CT	1032979	DE	45696	DC	60023973	FL	—	GA	SC-MF-019938	HI	—
ID	58397	IL	60005106	IN	FCS-P-003245	IA	I-60271	KS	2005S0001035	KY	60012844
LA	158954	ME	10008611	MD	SM20051291	MA	—	MI	945075	MN	R-36652.1
MS	60038623	MO	1993-00496	MT	54743	NE	63528	NV	—	NH	MF05-0049963
NJ	MF-4486	NM	20220	NY	S31-22-17	NC	3181	ND	AR189	OH	BE1317858
OK	SE-2193133	OR	2005-806	PA	1993-05-025MF	RI	—	SC	MF15890	SD	34175
TN	RN2023B-2802	TX	C 77196	UT	006-9580-98	VT	06/29/05-34	VA	116961	WA	60039057
WV	52722	WI	495562	WY	18237	PUERTO RICO			S-29573
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2040 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	46268	AK	60075610	AZ	66981	AR	60029628	CA	ORG 80216	CO	IC 1993 06 160
CT	1073763	DE	—	DC	60049241	FL	—	GA	SC-MF-019938	HI	—
ID	71104	IL	60005106	IN	FCS-P-003245	IA	I-84486	KS	2013S0001095	KY	60012844
LA	158954	ME	10037272	MD	SM20130237	MA	—	MI	969247	MN	R-36652.1
MS	60062998	MO	R2013-522	MT	85781	NE	96082	NV	—	NH	MF13-0081732
NJ	MF-4486	NM	44345	NY	S33-22-64	NC	3181	ND	BT832	OH	BE1317858
OK	SE-2211739	OR	2013-462	PA	1993-05-025MF	RI	—	SC	MF19862	SD	57893
TN	RN2023B-2802	TX	C 102993	UT	006-9580-98	VT	BEVT-1376	VA	116961	WA	60063635
WV	78901	WI	665227	WY	18237	PUERTO RICO			S-44766
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2045 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	46269	AK	60075611	AZ	66982	AR	60029629	CA	ORG 80216	CO	IC 1993 06 160
CT	1073765	DE	—	DC	60049242	FL	—	GA	SC-MF-019938	HI	—
ID	71105	IL	60005106	IN	FCS-P-003245	IA	I-84487	KS	2013S0001096	KY	60012844
LA	158954	ME	10037273	MD	SM20130238	MA	—	MI	969248	MN	R-36652.1
MS	60062999	MO	R2013-523	MT	85782	NE	96083	NV	—	NH	MF13-0081733
NJ	MF-4486	NM	44346	NY	S33-22-65	NC	3181	ND	BT833	OH	BE1317858
OK	SE-2211740	OR	2013-463	PA	1993-05-025MF	RI	—	SC	MF19863	SD	57892
TN	RN2023B-2802	TX	C 102992	UT	006-9850-98	VT	BEVT-1377	VA	116961	WA	60063636
WV	78902	WI	665228	WY	18237	PUERTO RICO			S-44767
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2050 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	46270	AK	60075612	AZ	66983	AR	60029630	CA	ORG 80216	CO	IC 1993 06 160
CT	1073764	DE	—	DC	60049243	FL	—	GA	SC-MF-019938	HI	—
ID	71106	IL	60005106	IN	FCS-P-003245	IA	I-84488	KS	2013S0001097	KY	60012844
LA	158954	ME	10037274	MD	SM20130239	MA	—	MI	969249	MN	R-36652.1
MS	60063000	MO	R2013-524	MT	85783	NE	96084	NV	—	NH	MF13-0081734
NJ	MF-4486	NM	443474	NY	S33-22-66	NC	3181	ND	BT834	OH	BE1317858
OK	SE-2211741	OR	2013-464	PA	1993-05-025MF	RI	—	SC	MF19864	SD	57891
TN	RN2023B-2802	TX	C 102994	UT	006-9580-98	VT	BEVT-1378	VA	116961	WA	60063637
WV	78900	WI	665229	WY	18237	PUERTO RICO			S-44765
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2055 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	53485	AK	60084864	AZ	81054	AR	60036852	CA	ORG 80216	CO	IC 1993 06 160
CT	1094298	DE	—	DC	60061998	FL	—	GA	SC-MF-019938	HI	—
ID	78439	IL	60005106	IN	FCS-P-003245	IA	I-97517	KS	2017S0000287	KY	60012844
LA	158954	ME	10051854	MD	SM20162184	MA	—	MI	982498	MN	R-36652.1
MS	60075959	MO	R2016-1,758	MT	101146	NE	107923	NV	—	NH	MF16-0084599
NJ	MF-4486	NM	57298	NY	S33-93-46	NC	3181	ND	CG502	OH	BE1317858
OK	SE-2228763	OR	2016-1844	PA	1993-05-025MF	RI	—	SC	MF22009	SD	70649
TN	RN2023B-2802	TX	C 116514	UT	006-9580-98	VT	8/23/16-01	VA	116961	WA	60076695
WV	93337	WI	777232	WY	18237	PUERTO RICO			52390
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2060 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:								Date examination completed:

811-7704								August 6, 2025
2. State Identification Number:
AL	61667	AK	60036852	AZ	95009	AR	60045138	CA	ORG 80216	CO	IC 1993 06 160
CT	1113704	DE	—	DC	60075499	FL	—	GA	SC-MF-019938	HI	—
ID	86696	IL	60005106	IN	FCS-P-003245	IA	I-109647	KS	2021S0000198	KY	60012844
LA	158954	ME	10067264	MD	SM20210073	MA	—	MI	994438	MN	R-36652.1
MS	60089262	MO	R2021-0052	MT	271190	NE	—	NV	—	NH	MF21-0082145
NJ	MF-4486	NM	70707	NY	S34-63-50	NC	3181	ND	MF20-0989	OH	BE1317858
OK	SE-2249616	OR	2021-385	PA	1993-05-025MF	RI	—	SC	MF23796	SD	82367
TN	RN2024B-0332	TX	C 129053	UT	006-9580-98	VT	2/18/21-02	VA	116961	WA	60090222
WV	109104	WI	863003	WY	18237	PUERTO RICO			61790-0
Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2065 Fund (one of the series in Schwab Capital Trust)
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105